Exhibit 99.A

Pöch Krassnigg Rechtsanwälte GmbH

Oesterreichische Kontrollbank Aktiengesellschaft Am Hof 4 A-1010 Vienna Austria	RA Dr. Peter Pöch RA Dr. Michael Krassnigg Mag. rer.soc.oec. Geschäftsführende Gesellschafter

Vienna, 21 October 2011
DrP/rm, 129/2011

Dear Ladies and Gentlemen,

Oesterreichische Kontrollbank Aktiengesellschaft (the “Bank”) USD 100,000,000 Floating Rate Guaranteed Global Notes Due 2013 (the “Securities”)

We have acted as legal advisors to the Bank on Austrian law in connection with the issue of the Securities.

The Securities will be guaranteed as to payment of principal and interest by the Republic of Austria (the “Republic”) and will be constituted pursuant to a fiscal agency agreement dated 11 May 1998 as amended by Supplemental Agency Agreement dated 30 September 2000 (the “Fiscal Agency Agreement”).

In connection therewith we have examined the following documents:

1.	The Statutes of the Bank, the Export Guarantees Act, the Export Guarantees Decree 1981 and the Export Financing Guarantees Act 1981

2.	A photocopy of the resolution by the Board of Executive Directors of the Bank passed on 14 October 2011 no. 6194 and a photocopy of the circular resolution by the Executive Committee of the Supervisory Board of the Bank dated 24 June 2011 no. 951

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Vienna, 21 October 2011

3.	A photocopy of the Fiscal Agency Agreement

4.	A photocopy of the underwriting agreement and purchase agreement dated 14 October 2011, the “Underwriting Agreement”

We have also considered such other documents as we have deemed relevant for the purposes of giving this opinion. We express no opinion as to any laws other than the laws of the Republic and our opinion is confined to matters of and shall be governed by and construed and have effect in accordance with Austrian law. Having regard to all such aforementioned documents and to the applicable laws of Austria we are of the opinion that:

(i)	the Bank is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Austria and has the corporate power and authority under such laws to incur the indebtedness evidenced by the Securities and to execute and deliver, and to perform all of its obligations under the Fiscal Agency Agreement and such Securities;

(ii)	the Securities have been duly authorized by the Bank; on the assumption that (A) the Securities are in the form set forth as an exhibit to the Fiscal Agency Agreement examined by us, (B) the manual or facsimile signature of two members of the Board of Executive Directors (Vorstand) of the Bank, Johannes Attems and Rudolf Scholten, appear where contemplated on the Securities, and (C) the Securities have been duly authenticated by the Principal Paying and Fiscal Agent in accordance with the Fiscal Agency Agreement, when such Securities have been delivered and paid for as provided in the Underwriting Agreement, such Securities will have been duly issued, and, assuming the Securities are legal, valid, binding and enforceable under New York law, will be enforceable against the Bank in accordance with their terms, the civil procedure- and enforcement rules of Austria, except that the enforceability of the Securities may be limited by the effect of applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws affecting the enforcement of creditors’ rights generally;

(iii)	the Guarantee has been duly authorized by the Republic in accordance with the Austrian Federal Constitution of 1920, as amended, and the laws, regulations and other legislative, administrative, governmental and judicial acts and determinations of the Republic subject to the

Vienna, 21 October 2011

compliance with the conditions set forth in Section 2 of the Export Financing Guarantees Act (Ausfuhrfinanzierungsförderungsgesetz of 1981); on the assumptions set forth in clause (ii) and on the further assumption that (A) the Guarantee is in the form set forth as an exhibit to the Fiscal Agency Agreement examined by us, (B) the manual or facsimile signature of Silvia Maca who is duly authorized by the Republic to execute and deliver the Guarantee appears where contemplated on the Guarantee, (C) the Securities have been delivered and paid for as provided in the Underwriting Agreement and (D) upon issuance of the Securities by the Bank the conditions of Section 2 of the Export Financing Guarantees Act are met with respect to such Securities, the Guarantee will have been duly issued, and, assuming the Guarantee is legal, valid, binding and enforceable under New York law, will be enforceable against the Republic in accordance with its terms, the civil procedure- and enforcement rules of Austria;

(iv)	Johannes Attems and Rudolf Scholten, who are two members of the Board of Executive Directors (Vorstand) of the Bank, acting jointly, have the full power and authority to execute and deliver the Securities and the execution of the Securities by their manual or facsimile signatures is legal and valid;

(v)	the official of the Ministry of Finance of the Republic duly authorized by the Republic to execute the Fiscal Agency Agreement and the Guarantee has full power and authority to execute the Fiscal Agency Agreement and the Guarantee.

We hereby consent to the filing of this opinion as an exhibit to Amendment No. 3 to the Bank’s and the Republic’s annual report on Form 18-K/A for the fiscal year ended 31 December 2010. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours faithfully,

/s/ DR. PETER PÖCH
Dr. Peter Pöch

Pöch Krassnigg Rechtsanwälte GmbH